EXHIBIT 99.1

LOGO OF XTO ENERGY	NEWS RELEASE

For Immediate Release

Number: 05-11

XTO ENERGY ANNOUNCES RETIREMENT OF PRESIDENT

FORT WORTH, TX (April 4, 2005) – XTO Energy Inc. (NYSE-XTO) announced today that Vice Chairman and President Steffen E. Palko will retire as of April 30, 2005 and will no longer serve on the Board of Directors. Mr. Palko will continue his relationship with the Company on a consulting basis as he pursues other interests.

“The past 20 years have been a phenomenal adventure at XTO. . . growing from a strategy in 1986 to a S&P 500 company today. Looking back, I am proud of the accomplishments and proud that XTO’s success has generated exceptional returns for our shareholders. Looking forward, I am also excited by my personal opportunities as I retire from the Company,” says Steffen E. Palko. “I will now focus my attentions on other passions including education, community service and, of course, my family.”

“Steve has been a great friend and partner for 25 years,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “His talents have inspired a world-class technical organization and his leadership will be missed.”

XTO Energy Inc. is a domestic energy producer engaged in the acquisition, exploitation and development of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah and Louisiana.

Contacts:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This release can be found at http://www.xtoenergy.com.